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                                                                       EXHIBIT 2

                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                          OPTIONAL AND OTHER RIGHTS OF
                            SERIES A PREFERRED STOCK
                                       OF
                            METROCALL HOLDINGS, INC.

                Metrocall Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 303 of the General Corporation Law of the State of Delaware, there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.

                                            ----------------------
                                            Name: Shirley B. White
                                            Title:  Assistant Secretary


ATTEST:

------------------------
Name:   Vincent D. Kelly
Title:  Chief Financial Officer,
        Chief Operating Officer, Secretary
        and Treasurer




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                                     ANNEX A

                            SERIES A PREFERRED STOCK

                The powers, designations, preferences and relative, participating, optional or other rights of the Series A Preferred Stock of Metrocall Holdings, Inc. (the "Corporation") are as follows:

1.      DESIGNATION AND AMOUNT.

                This series of preferred stock shall be designated as "Series A Preferred Stock," and shall have $0.01 par value per share. The number of authorized shares constituting this series shall be 8,500,000 shares. Shares of the Series A Preferred Stock shall have a stated value of $10 per share (the "Liquidation Preference").

2.      DIVIDENDS.

                (a) Right to Receive Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), to the extent permitted by the General Corporation Law of the State of Delaware, cumulative dividends at the rate, in the form, at the times and in the manner set forth in this Section 2. Such dividends shall accrue on any given share from the day of issuance of such share and shall accrue from day to day whether or not earned or declared.

                (b) Form of Dividend. Except as provided in Section 2(d), all dividend payments made with respect to the Series A Preferred Stock shall be made in cash out of funds legally available for such purpose.

                (c) Dividend Rate. The dividend rate on the Series A Preferred Stock shall be 15% of the then-current Liquidation Preference per share per annum (such rate, the "Dividend Rate").

                (d) Accrual of Dividends. Dividends shall accrue on each share of Series A Preferred Stock from October ____, 2002 (the "Issuance Date"), and from and after each Dividend Payment Date, based on the number of days elapsed since the last dividend payment and a 365-day year. All dividends which accrue prior to the Initial Dividend Payment Date and any dividend which is payable on or after the Initial Dividend Payment Date but is not paid on the Dividend Payment Date, shall accrue and the amount of each such dividend shall be added to the then-current Liquidation Preference. The dividend payable on the Initial Dividend Payment Date with respect to any share of Series A Preferred Stock shall be the pro rata portion of the Dividend Rate based upon the number of days from and including the Issuance Date, up to and including the Initial Dividend Payment Date and a 365-day year.

                (e) Payment of Dividends. Dividends shall be payable quarterly in arrears, when and as declared by the Board of Directors, commencing on the first day of the calendar quarter immediately following the quarter in which both the $60,000,000 Senior Secured Note (the "Senior Secured Note") issued by Metrocall, Inc., a wholly-owned subsidiary of the


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Corporation, in favor of certain financial institutions and other Lenders (the
"Lenders") and the $20,000,000 Senior Secured PIK Notes (the "Senior Secured PIK Notes") are paid in full (such commencement date the "Initial Dividend Payment Date" and each such quarterly payment date a "Dividend Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday.

                (f) Payment and Record Holders. Each dividend shall be paid to the holders of record of shares of the Series A Preferred Stock pursuant to
Section 2(e) as they appear on the books of the Corporation on such record date, not more than 45 days nor fewer than 10 days preceding the relevant Dividend Payment Date, as shall be fixed by the Board of Directors.

                (g) Dividend Preference. Dividends on the Series A Preferred Stock shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment upon the common stock, par value $0.01 per share, of the Corporation (the "Common Stock"), or any other stock ranking on liquidation or as to dividends or distributions junior to the Series A Preferred Stock (any such stock, together with the Common Stock, being referred to hereinafter as "Junior Stock"), other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. If at any time dividends on the outstanding Series A Preferred Stock at the rate set forth herein shall not have been paid or declared and set apart for payment with respect to all preceding and current periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation, other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. Dividends which are not paid shall be accrued in accordance with Section 2(d) above. The term "Redeemable Stock" shall mean any equity security that by its terms or otherwise is required to be redeemed for cash on or prior to the Final Redemption Date (as defined in Section 6) or is redeemable for cash at the option of the holder thereof at any time prior to the Final Redemption Date.

                If there shall be outstanding shares of any Parity Securities, no dividends shall be declared or paid or set apart for payment on any such Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all dividend periods terminating on or prior to the date of payment of such dividends; provided that in no event shall any dividends be declared or paid in cash on Parity Securities unless dividends in cash of not less than a ratable amount are declared and paid on Series A Preferred Stock. The term "Parity Securities" shall mean any class or series of capital stock which is entitled to share ratably with the Series A Preferred Stock in the payment of dividends, including accumulations, if any, and, in the event that the amounts payable thereon on liquidation are not paid in full, are entitled to share ratably with the Series A Preferred Stock in any distribution of assets.


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3.      LIQUIDATION PREFERENCE.

                In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Series A Preferred Stock at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, an amount per share of Series A Preferred Stock equal to the then-current Liquidation Preference (as increased by any accrued dividends) plus any accrued and unpaid dividends to the date of liquidation. If the assets and funds legally available for distribution among the holders of Series A Preferred Stock shall be insufficient to permit the payment to the holders of the full aforesaid preferential amount, then the assets and funds shall be distributed ratably among holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock owned by each holder.

4.      VOTING RIGHTS.

                In addition to any voting rights provided by law, holders of shares of Series A Preferred Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and shall be entitled to cast votes which in the aggregate shall constitute 95% of the votes which may be cast if all holders of shares of all classes of stock entitled to attend such meetings and to vote on such matters did vote, upon any matter or thing (including without limitation, the election of one or more directors) properly considered and acted upon by the stockholders, except as otherwise provided herein, in the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or by applicable law. Each holder of shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to his pro rata portion of all votes to be cast by the holders of Series A Preferred Stock in accordance with this Section 4. In the event of a partial redemption of the Series A Preferred Stock, each holder's pro rata portion of all votes shall be adjusted accordingly so that the aggregate votes of all holders shall constitute 95% of the votes which may be cast if all holders of shares of all classes of stock entitled to attend such meetings and to vote on such matters did vote.

                (a)     Certain Corporate Actions.

                        (i) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of 100% of the then outstanding shares of Series A Preferred Stock:

                        (A) amend, repeal, modify or supplement any provision of the Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation, as in effect on October ____, 2002, or any successor bylaws or this Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series A Preferred Stock ("Certificate of Designation"), if such amendment, repeal, modification or supplement in any way adversely affects the powers, designations, preferences or other rights of the Series A Preferred Stock;


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                        (B)     authorize or effect, in a single transaction or
        through a series of related transactions, a liquidation, winding up or dissolution of the Corporation or adoption of any plan not conditioned upon such approval for the same;

                        (C) declare or pay or set aside for payment any dividend or distribution or other payment (other than a dividend or distribution paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock) with respect to the Common Stock or any other Junior Stock, redeem, purchase or otherwise acquire any Common Stock or other Junior Stock for any consideration (or pay or make available any moneys, whether by means of a sinking fund or otherwise, for the redemption of or other distribution or payment with respect to any shares of any Common Stock or other Junior Stock), except by conversion or exchange of Common Stock or other Junior Stock for such stock that is not Redeemable Stock.

                        (D) authorize or permit the Corporation or any subsidiary of the Corporation, (i) to issue any shares of Series A Preferred Stock except for the Series A Preferred Stock issued pursuant to the [Plan of Reorganization]on the Issuance Date; or (ii) to issue any Parity Securities.

                (b) Means of Voting. The rights of the holders of Series A Preferred Stock under this Section 4 may be exercised (i) at any meeting of stockholders of the Corporation for the election of directors; (ii) at a meeting of the holders of shares of such Series A Preferred Stock, called for the purpose by the Corporation or by the holders of record of 25% or more of the outstanding shares of the Series A Preferred Stock, pursuant to requests delivered in writing to the Secretary or Assistant Secretary of the Corporation; or (iii) by written consent signed by the holders of the requisite percentage of the then outstanding shares of the Series A Preferred Stock, delivered to the Secretary or Assistant Secretary of the Corporation. Except to the extent otherwise provided herein or to the extent that holders of 75% of the Series A Preferred Stock decide otherwise, any meeting of the holders of Series A Preferred Stock shall be conducted in accordance with the provisions of the By-Laws of the Corporation applicable to meetings of stockholders. In the event of a conflict or inconsistency between the By-Laws of the Corporation and any term of this Certificate of Designation, including, but not limited to this
Section 4, the terms of this Certificate of Designation shall prevail.

5.      OPTIONAL REDEMPTION

                (a) Redemption Price. The Corporation, at its sole option, may redeem shares of the Series A Preferred Stock on or after the date of payment in full of the Senior Secured Note and the Senior Secured PIK Notes (the "Debt Repayment Date"), in whole or (except for redemptions pursuant to Section 5(a)(iv)) in part (subject to Section 5(b)), for cash, at any time or from time to time, for a redemption price per share equal to the sum of the Liquidation Preference and any accrued and unpaid dividends on such shares; provided, that the Corporation shall redeem all the shares of the Series A Preferred Stock prior to the Debt Repayment Date at or the date on which there is a sale or merger with respect to all or substantially all of the Corporation's assets or any liquidation, dissolution or winding up of the Corporation to the extent permitted under Section 4(a)(B), in either case at a redemption price per share equal to the sum of the Liquidation Preference and any accrued and unpaid dividends on such shares with such



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redemption price payable in full prior to any payment to any holder of any other capital stock of the Corporation.

                (b) Selection of Shares to be Redeemed. Any partial redemption of Series A Preferred Stock shall be for a minimum number of shares having an aggregate Liquidation Preference of $5million or such greater amount that is an integral multiple of $1 million. In the event that fewer than all of the outstanding shares of the Series A Preferred Stock are to be called for redemption, the Series A Preferred Stock called for redemption shall be redeemed ratably from each holder of Series A Preferred Stock proportionate to the amount of Series A Preferred Stock held by each holder.

                (c) Notice of Redemptions. Notice of redemptions shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date or, if such notice period is not feasible in connection with a Sale of the Company, such notice period as is practicable in the circumstances to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if fewer than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the calculation of the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

                (d) Cessation of Dividends on Shares Redeemed. Notice having been mailed as stated in subsection (c) above, from and after the close of business on the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of the Series A Preferred Stock redeemed shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                (e) Status of Redeemed Shares. Upon redemption, any shares of the Series A Preferred Stock which have been so redeemed shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

6.      MANDATORY REDEMPTION.

                (a) After the Debt Repayment Date, the Corporation shall redeem all of the shares of the Series A Preferred Stock then outstanding at a redemption price equal to the Liquidation Preference per share, plus, without duplication, an amount in cash equal to all



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accumulated and unpaid dividends per share to the Debt Repayment Date. Such redemption shall be made quarterly in an amount equal to 100% of Unrestricted Cash in excess of $10,000,000 (as defined in the Senior Secured Note) as of the last day of the immediately preceding quarter. If such redemption shall be for fewer than all of the outstanding shares of the Series A Preferred Stock, the Series A Preferred Stock called for redemption shall be redeemed ratably from each holder of Series A Preferred Stock proportionate to the amount of Series A Preferred Stock held by each holder. The Corporation shall have redeemed all of the shares of the Series A Preferred Stock in accordance with this Section 6 on or before the date that is the later of (i) December 31, 2006 and (ii) 180 days after the date that the Senior Secured PIK Notes are paid in full (such date, the "Final Redemption Date").

                (b) Selection of Shares to be Redeemed. Any partial redemption of Series A Preferred Stock shall be for a minimum number of shares having an aggregate Liquidation Preference of $[5] million or such greater amount that is an integral multiple of $1 million. In the event that fewer than all of the outstanding shares of the Series A Preferred Stock are to be called for redemption, the Series A Preferred Stock called for redemption shall be redeemed ratably from each holder of Series A Preferred Stock proportionate to the amount of Series A Preferred Stock held by each holder.

                (c) Notice of Redemptions. Notice of redemptions shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date or, if such notice period is not feasible in connection with a Sale of the Company, such notice period as is practicable in the circumstances to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if fewer than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the calculation of the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

                (d) Cessation of Dividends on Shares Redeemed. Notice having been mailed as stated in subsection (c) above, from and after the close of business on the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of the Series A Preferred Stock redeemed shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                (e) Status of Redeemed Shares. Upon redemption, any shares of the Series A Preferred Stock which have been so redeemed shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such


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shares are once more designated as part of a particular series by the Board of
Directors or a duly authorized committee thereof.

7.      PREEMPTIVE RIGHTS.

                No shares of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.




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